Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SEVENTH AMENDMENT TO THE MASTER PRIVATE LABEL FINANCING AGREEMENT

THIS SEVENTH AMENDMENT TO THE MASTER PRIVATE LABEL FINANCING AGREEMENT (this “Seventh Amendment”) is made as of the 18th day of May, 2021 (the “Effective Date”), by and between Santander Consumer USA Inc. (“SCUSA”) and FCA US LLC (formerly known as Chrysler Group LLC) (“FCA US” or “Chrysler”).

WITNESSETH

WHEREAS, SCUSA and FCA US entered into that certain Master Private Label Financing Agreement, dated as of February 6, 2013, as amended by the First Amendment to the Master Private Label Financing Agreement, dated as of February 12, 2014, the Second Amendment to the Master Private Label Financing Agreement, dated as of October 2, 2014, the Third Amendment to the Master Private Label Financing Agreement, dated as of June 15, 2016, the Fourth Amendment to the Master Private Label Financing Agreement, dated as of July 1, 2016, the Fifth Amendment to the Master Private Label Financing Agreement, dated as of July 2, 2018, and the Sixth Amendment to the Master Private Label Financing Agreement, dated as of June 28, 2019 (the Master Private Label Financing Agreement, as so amended, the “Agreement”); and

WHEREAS, SCUSA and FCA US desire to amend the Agreement on the terms and conditions hereinafter set forth.

Understands NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCUSA and FCA US agree as follows:

1.

The following defined terms are hereby amended and restated in their entirety or added in their entirety in appropriate alphabetical order, in each case to Section 1.01 of the Agreement to read as follows:

“Prepayment Expected Term” means the prepayment rates set forth in Exhibit A, which will be used as the Prepayment Expected Term for the remainder of the Agreement, and will not be adjusted (quarterly or otherwise).

“Residual Value Losses” apply to vehicles financed under the terms of this Agreement if, and only if, such lease (i) reaches maturity upon the end of the originally-contracted full term of the lease, or (ii) is terminated within 90 days of the originally-contracted full term of the lease. For qualifying vehicles, Residual Value Losses are determined as the amount by which (i) all gross proceeds received by SCUSA (including, but not limited to, any (a) purchase fees, (b) cash payments on account of excess mileage or excess wear and tear caused by leaseholders to their leased vehicles in excess of the contractually permitted mileage or ordinary wear and tear, and (c) insurance proceeds as a result of any collision or other loss with respect to any leased vehicle) related to the disposition of vehicles financed under the Financing Services provided by SCUSA are less than (ii) the contract residual value set forth in the vehicles’ leases (less FCA US’s residual enhancement subvention, if any).

“Residual Value Gains” apply to vehicles financed under the Agreement if, and only if, such lease (i) reaches maturity upon the end of the originally-contracted full term of the lease, or (ii) is terminated within 90 days of the originally-contracted full term of the lease. For qualifying vehicles, Residual Value Gains are determined as the amount by which (i) all gross proceeds received by SCUSA (including, but not limited to, any (a) purchase fees, (b) cash payments on account of excess mileage or excess wear and tear caused by leaseholders to their leased vehicles in excess of the contractually permitted mileage or ordinary wear and tear and (c) insurance proceeds as a result of any collision or other loss with respect to any leased vehicle) related to the disposition of vehicles financed under the Financing Services provided by SCUSA are greater than (ii) the contract residual value set forth in the vehicles’ leases (less FCA US’s residual enhancement subvention, if any).

2.	Section 4.08(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c) Any Rate Support payments for Consumer Subvention Programs will be discounted to present value at the applicable Support Rate and further discounted at the applicable Support Rate based on the Prepayment Expected Term for the applicable financing period, as set forth in the attached Exhibit A.”

3.	Section 4.08(d) of the Agreement is hereby deleted in its entirety.

4.	Section 7.02(f) of the Agreement is hereby amended and restated in its entirety as follows:

“(f) For the avoidance of doubt, the risk sharing provisions of this Article VII shall apply only to leases that (i) reach maturity upon the end of the originally- contracted full term of the lease, or (ii) are terminated within 90 days of the originally-contracted full term of the lease.”

5.	SCUSA shall maintain its current levels of contributions to incentive programs per calendar year (or annualized portion thereof). This includes, but is not limited to maintaining:

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6.

SCUSA further agrees that between the date of this Amendment and April 30, 2023, SCUSA shall provide an incremental [***] in contributions above and beyond the contributions set forth in paragraph 5 of this Seventh Amendment (the “Incremental Incentive Spend”), consistent with the illustrative examples set forth in the attached Exhibit

B.

a.

Subject to SCUSA’s reasonable discretion in applying its standards for credit worthiness and safety and soundness as set forth in Sections 3.06 and 3.07 of the Agreement, FCA US shall have ultimate authority for designating when and how the Incremental Incentive Spend shall be utilized. FCA US, in its sole discretion, may allocate the Incremental Incentive Spend to national or regional programs. Notwithstanding the foregoing, FCA US shall not require SCUSA to contribute more than [***] of Incremental Incentive Spend in calendar year 2021.

b.	In all events, the Incremental Incentive Spend shall be allocated to incentive programs that directly and exclusively benefit SCUSA (as opposed to other financing providers).

c.	Unless SCUSA provides its written consent waiving the following limitation, the “CCAP Contribution” shall not exceed [***] per unit as denoted on Exhibit B attached hereto;

d.

The mechanics of and procedures for measuring the Incremental Incentive Spend shall be mutually agreed upon between FCA US and SCUSA. The status of the Incremental Incentive Spend will be reported and discussed at the quarterly Steering Committee meetings.

e.

SCUSA shall distribute any remaining Incremental Incentive Spend after the date that the Agreement is terminated consistent with paragraph 6.b. and exclusive of the obligations in paragraph 5 of this Amendment. For the avoidance of doubt, the obligations in paragraph 5 of this Amendment shall conclude and any contributions to FCA US incentive programs made by SCUSA after termination of the Agreement shall be applied to the remaining Incremental Incentive Spend until the Incremental Incentive Spend has been exhausted.

7.

FCA US and SCUSA hereby IRREVOCABLY and UNCONDITIONALLY RELEASE AND DISCHARGE each other from all claims, controversies, demands, liabilities, losses, debts, obligations, promises, acts, agreements, rights of contribution and/or indemnification, damages, expenses, judgments, and causes of action of any nature whatsoever, at law or in equity (“Claims”), whether known or unknown, from the beginning of time through the Effective Date, in each case to the extent such Claims arise from or relate to the Agreement or any agreement referenced in the Agreement. This release shall not apply to payments due in the ordinary course of business under the Agreement that arose from: (1) business activities occurring on or after April 1, 2021 and that have not yet been paid as of the Effective Date; or (2) routine subvention, bonus cash or support rate reconciliations (other than under Section 4.08(c) of the Agreement) performed in the normal course of business under terms of the Agreement.

8.

Except as hereby amended, the Agreement and all its terms shall remain unchanged and in full force and effect. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Seventh Amendment, this Seventh Amendment shall control. The execution, delivery and effectiveness of this Seventh Amendment shall not operate as a waiver of any right, power or remedy of SCUSA or FCA US under the Agreement or any other ancillary agreement thereto.

9.

Upon the effectiveness of this Seventh Amendment, each reference in the Agreement to this “Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement as amended by this Seventh Amendment.

10.	The terms of the Agreement shall apply to the terms and provisions of this Seventh Amendment mutatis mutandis.

11.

This Seventh Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

12.	Any capitalized terms not defined herein will be given the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amendment as of the day and year first written above.

SANTANDER CONSUMER USA INC.

By:	/s/ Fahmi Karam
Name: Fahmi Karam
Title: CFO

FCA US LLC

By:	/s/ Joao Eduardo Laranjo
Name: Jao Eduaro Laranjo
Title: Chief Financial Officer, North America

EXHIBIT A

Prepayment Expected Term Schedule for Retail Financing

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Prepayment Expected Term Schedule for Lease Financing

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Exhibit B

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